PRINCETON UNIVERSITY
                               RESEARCH AGREEMENT

     This Research Agreement, effective August 1, 1997 between the Trustees of Princeton University, a not-for-profit, private educational institution existing in the State of New Jersey, hereinafter referred to as "Princeton" and UDC Inc., a New Jersey Corporation and a wholly owned subsidiary of Universal Display Corporation, hereinafter referred to as "Sponsor" or "UDC."

1. Statement of Work

     Princeton, through its Advanced Technology Center for Photonics and Optoelectronic Materials, has valuable experience, skill and ability in full color flat panel emissive display technology employing crystalline organic and metal/organic semiconductor light emitting diodes, organic semiconductor lasers or other organic technologies. Sponsor desires to have Princeton continue to undertake a research project in the above-named area in accordance with the scope of work outlined in Exhibit A, Research Proposal entitled Organic Light
Emitters: Research and Engineering submitted May 31, 1997. Princeton agrees to use reasonable effort to perform the research project described therein and hereafter referred to as the "Research." Sponsor acknowledges that Princeton makes no expressed or implied warranties for the research.

2. Principal Investigator

     The Research will be supervised by Professor Stephen Forrest at Princeton and Professor Mark Thompson at the University of Southern California (USC). If for any reason Professor Forrest is unable to continue to serve as Principal Investigator and a successor acceptable to both Princeton and Sponsor is not available, this Agreement shall be terminated as provided in Article 6. The technical point of contact will be Professor Forrest.

3. Period of Performance

     This research will be conducted during the period August 1, 1997 through July 30, 2002, but may be extended for an additional two years at Princeton's discretion. Further extensions can be made by mutual written agreement of the Parties.

4. Reimbursement of Costs

     Princeton shall be reimbursed by Sponsor for all costs incurred in connection with the research at a maximum level of $4,400,000 plus any remaining funds from phase one. While it is estimated that this amount is sufficient to conduct the research, Princeton may submit to Sponsor a revised budget requesting additional funds. Sponsor is not liable for any cost in excess of the amount specified herein unless this Agreement is modified in writing. Any funds paid to Princeton and not expended upon expiration or termination of this Agreement (including all extensions thereof) shall be paid to UDC.

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5. Payment Schedule

     Payments shall be made to Princeton by Sponsor in accordance with Exhibit B, appended herein. Checks shall be made payable to Princeton University, referencing Account Number 341-4046, and sent to:

                  Raymond J. Clark, Treasurer
                  P.O. Box 35
                  Princeton University
                  Princeton, New Jersey 08544

6. Termination

     This Agreement and the License Agreement of even date herewith between Princeton, USC and UDC are integral parts of the relationship between the parties. The parties intend that termination of both Agreements are to occur only under extreme situations, and in the absence of any reasonable alternatives, as described herein. This Agreement is designed to provide maximum flexibility to perform the Research. Therefore, not achieving the desired objective is not a ground for termination of this Agreement.

     Princeton may terminate this Agreement if circumstances beyond its control preclude continuation of the research. Princeton or UDC can terminate this agreement only if a) the Principal Investigator leaves Princeton; b) both parties agree that the Research is not progressing in a satisfactory manner; or
c) both parties agree on any material breach or default of this Agreement. In such cases, both parties will take reasonable steps to cure such breach or default. If such measures fail, the parties will settle the dispute in accordance with Article 21 "Arbitration".

     Upon termination, Princeton will be reimbursed for all costs and non-cancelable commitments incurred in the performance of the research and not yet paid for, such reimbursement together with other payments not to exceed the total estimated project costs specified in Article 4.

7. Intellectual Property

     Title to any inventions first conceived by Princeton personnel in the performance of the work funded under this Agreement shall vest in Princeton University. Princeton hereby grants to Sponsor the exclusive license to any and all such inventions on terms and conditions of a certain License Agreement of even date herewith.

     Title to any inventions first conceived by USC personnel in the performance of the work funded under this Agreement shall vest in USC, and shall be managed by Princeton in accordance with the Management Agreement between Princeton and USC, provided that USC notifies Princeton of such inventions. Sponsor shall have the exclusive license to any and all such inventions on terms and conditions of a certain License Agreement of even date herewith.

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     Princeton shall promptly provide a complete written disclosure for each and every invention first conceived or discovered in the performance of the work funded under this Agreement, including USC technologies, provided that USC notifies Princeton of such inventions. All such inventions shall automatically become subject to the License Agreement.

     Subject to the provisions of Exhibit C, title to any inventions first conceived jointly by personnel from Princeton, USC provided that USC notifies Princeton of such inventions, or UDC shall vest jointly in the names of Princeton, USC, or UDC as appropriate, and shall be subject to the License agreement.

8. Publication

     Princeton shall have the right, at its discretion, to release information or to publish any material resulting from the Research. Princeton shall furnish Sponsor with a copy of any proposed publication thirty (30) days in advance of the proposed publication date, to allow Sponsor to take appropriate steps to protect the patentability of any potential Invention described therein. Such delay shall not, however, be imposed on the filing of any student thesis or dissertation.

     Princeton shall give Sponsor the option of receiving an acknowledgment in any publication for its sponsorship of the Research. Sponsor understands that the basic objective of research activities at Princeton is the generation of new knowledge and its expeditious dissemination. Therefore, in review of any publication, Sponsor shall provide all reasonable cooperation in meeting this objective.

9. Consultation

     Selected personnel of Sponsor, designated by Sponsor to Princeton, shall have the right to confer with the Principal Investigator and his or her associates for such reasonable periods and at such times as are mutually agreeable.

10. Visiting Personnel

     Princeton and Sponsor agree that Sponsor can have visiting collaborators on the Princeton campus for agreed upon terms to engage in collaborative, non-commercial research and technology transfer with the Principal Investigator and his team, subject to the discretion of the Principal Investigator and Princeton. The terms outlined in Exhibit C shall apply to all Visiting Personnel.

11. Publicity and Use of Names

     Neither party shall use the name of the other in connection with any products, promotional literature, or advertising material without the prior consent of the other party, which shall not be unreasonably withheld, or except to the extent required by law. This shall not include internal documents available to the public that identify the existence of the Agreement.

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Princeton shall use reasonable efforts to acknowledge UDC as the exclusive licensee of organic LED technologies in any press releases.

12. Reports

     Princeton shall furnish Sponsor calendar year quarterly reports during the term of this Agreement summarizing the research conducted. A final report setting forth the accomplishments and significant research findings shall be prepared by Princeton and submitted to Sponsor within ninety (90) days of the expiration of the Agreement.

     Princeton shall also furnish to Sponsor an annual expenditure report, outlining spending by major budget categories listed in the proposal budget.

13. Proprietary/Confidential Information

     All written information marked or designated in writing as confidential given to Sponsor by Princeton or by Sponsor to Princeton designated recipients under this Agreement shall be used only for the purposes given and shall be held in confidence by the receiving party so long as such information (i) remains unpublished by the giving party or does not otherwise become in the public domain, (ii) is not lawfully received by the receiving party from a third party, or (iii) is independently developed by the receiving party without the benefit of such information. Princeton and Sponsor agree to use all reasonable efforts to maintain the confidentiality of the information provided to it by the other party. Princeton designated recipients shall only be Professor Stephen Forrest, Professor Paul Burrows, and Joseph Montemarano.

     Princeton retains the right to refuse to accept any such information which it does not consider to be essential to the completion of the Research.

14. Indemnification

     Sponsor agrees to indemnify and hold Princeton harmless from any loss, claim, damage, or liability of any kind involving an employee of Sponsor arising out of or in connection with this Agreement, except to the extent that such loss, claim, damage, or liability arises in whole or in part from the gross negligence or willful misconduct of Princeton.

15. Warranties

     Princeton makes no warranties, express or implied, as to any matter whatsoever, including, without limitation, the condition of the research or any inventions(s) or product(s), whether tangible or intangible, conceived, discovered, or developed under this Agreement; or the ownership, merchantability, or fitness for a particular purpose of the research or any such invention or product. Princeton shall not be liable for any direct, consequential, or other damages suffered by any licensee or any others resulting from the use of the research or any such invention or product.

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16. Equipment

     Title to any equipment purchased or manufactured in the performance of the work funded under the Agreement shall vest in Princeton.

17. Assignment

     Neither party shall assign this Agreement to another without the prior written consent of the other party; provided, however, that Sponsor may assign this Agreement to a successor in ownership of all or substantially all its business assets. Such successor shall expressly assume in writing the obligation to perform in accordance with the terms and conditions of this Agreement. Any other purported assignment shall be void.

18. Independent Inquiry

     Nothing in this Agreement shall be construed to limit the freedom of researchers who are not participants in this Agreement from engaging in similar research inquiries made independently under other grants, contracts or agreements with parties other than Sponsor.

19. Governing Law

     This Agreement shall be governed by the laws of the State of New Jersey.

20. Subcontract to USC

     This research collaboration includes a subcontract with USC, which Princeton will execute and manage. The terms of that research agreement will be substantially the same as their current arrangement, and Princeton agrees to disclose those terms to Sponsor at Sponsor's request.

21. Arbitration

     Any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, which have not been resolved by good faith negotiations between the parties, shall be resolved by mediation. Such mediation shall occur as soon as reasonable practicable and no later than 30 days from the effective date one party requests mediation of a dispute. If such dispute is not resolved by mediation, then it will be resolved by final and binding arbitration in Princeton, New Jersey under any rules of the American Arbitration Association then obtaining. The arbitrators shall have no power to add to, or subtract from or modify any of the terms or conditions of this Agreement. The arbitrators shall have the option of future specific performance or monetary compensation in lieu of termination. Any award rendered in such arbitration may be enforced by either party in either the courts of the State of New Jersey or in the United States to whose jurisdiction of such purposes Princeton and Sponsor each hereby irrevocable consent and submit.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate by proper persons thereunto duly authorized.


UDC Inc., a wholly owned subsidiary of      The Trustees of Princeton University
Universal Display Corporation

By: /s/ Steven Abramson                    By: /s/ Allen J. Sinisgalli
    -----------------------------              ----------------------------
    Steven Abramson                            Allen J. Sinisgalli
    President                                  Associate Provost for
                                               Research & Project Administration

Date:                                      Date:         10/9/97
      ---------------------------                --------------------------

Professor Stephen Forrest
Principal Investigator /s/ Stephen Forrest           Date:     10/9/97
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